As filed with the Securities and Exchange Commission on August 24, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOVATEL WIRELESS, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-0824673
(State of incorporation)	(I.R.S. Employer Identification Number)

9645 Scranton Road, Suite 205

San Diego, California 92121

(Address, including zip code,

of registrant’s principal executive offices)

AMENDED AND RESTATED

NOVATEL WIRELESS, INC.

2000 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Catherine F. Ratcliffe

Senior Vice President, Business Affairs, General Counsel and Secretary

Novatel Wireless, Inc.

9645 Scranton Road, Suite 205

San Diego, California 92121

(858) 812-3400

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [ ]	Accelerated Filer [X]	Non-Accelerated Filer [ ] (Do not check if a smaller reporting company)	Smaller Reporting Company [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,250,000 shares	$3.19	$3,987,500	$462.95

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Amended and Restated Novatel Wireless, Inc. 2000 Employee Stock Purchase Plan (the “Plan”).
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low sales prices of the Registrant’s Common Stock on August 19, 2011, as reported on the NASDAQ Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of this Registration Statement is included in the Section 10(a) prospectus to be sent or given to participants in the Amended and Restated Novatel Wireless, Inc. 2000 Employee Stock Purchase Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the Note to Part I of Form S-8, the information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Novatel Wireless, Inc. (the “Company”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Commission. The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K for the year ended December 31, 2010;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

(c)	Current Reports on Form 8-K filed on February 24, 2011, May 5, 2011, June 22, 2011 and August 4, 2011; and

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that (i) indicates that all securities offered under this Registration Statement have been sold, or (ii) deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of any such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Common Stock to be registered hereby will be passed upon for the Company by Patrick T. Waters, the Company’s Deputy General Counsel. As of August 24, 2011, Mr. Waters beneficially owns 52,176 shares of Common Stock, which includes 43,280 shares of Common Stock issuable within 60 days of the date hereof upon the exercise of stock options.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits the Company, in certain circumstances, to indemnify any present or former director, officer, employee or agent of the Company against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position. Article XIV of our amended and restated certificate of incorporation and Article VI of our bylaws provide for indemnification to the maximum extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our officers and directors. Our amended and restated certificate of incorporation provides that, subject to Delaware law, our directors will not be personally liable for monetary damages awarded as a result of a breach of their fiduciary duty owed to the Company and its stockholders. This provision does not eliminate our directors’ fiduciary duty and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.

The Amended and Restated Novatel Wireless, Inc. 2000 Employee Stock Purchase Plan contains indemnification provisions indemnifying the board of directors, and the committee appointed by the board to administer the plan, for any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the board of directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the plan, except those involving gross negligence or willful misconduct.

The Amended and Restated Novatel Wireless, Inc. 2000 Stock Incentive Plan contains indemnification provisions indemnifying each member of the board of directors, or each member of the committee appointed by the board to administer the plan, for (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by the director in connection with any claim, action, suit, or proceeding to which the director may be a party or in which the director may be involved by reason of any action taken or failure to act under the plan or any award agreement thereunder, and (b) any and all amounts paid by the director in settlement thereof, with the Company’s approval, or paid by the director in satisfaction of any judgment in any such claim, action, suit, or proceeding against the director, provided the director gives the Company an opportunity, at its own expense, to handle and defend the same before the director undertakes to handle and defend it on his or her own behalf.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number

5.1*	Legal Opinion of Patrick T. Waters, Esq.

23.1*	Consent of Patrick T. Waters, Esq. is contained in Exhibit 5.1 to this Registration Statement

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of KPMG LLP

24.1*	Power of Attorney is contained on the signature page of this Registration Statement

99.1*	Amended and Restated Novatel Wireless, Inc. 2000 Employee Stock Purchase Plan

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 24, 2011.

NOVATEL WIRELESS, INC.

By:	/s/ Peter V. Leparulo
Peter V. Leparulo
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below constitutes and appoints Peter V. Leparulo and Catherine F. Ratcliffe, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter V. Leparulo Peter V. Leparulo	Chairman and Chief Executive Officer (principal executive officer)	August 24, 2011

/s/ Kenneth G. Leddon Kenneth G. Leddon	Senior Vice President and Chief Financial Officer (principal financial officer)	August 24, 2011

/s/ James Ledwith James Ledwith	Director	August 24, 2011

/s/ John D. Wakelin John D. Wakelin	Director	August 24, 2011

/s/ David A. Werner David A. Werner	Director	August 24, 2011

/s/ Russell Gerns Russell Gerns	Director	August 24, 2011

EXHIBIT INDEX

Exhibit Number

5.1*	Legal Opinion of Patrick T. Waters, Esq.

23.1*	Consent of Patrick T. Waters, Esq. is contained in Exhibit 5.1 to this Registration Statement

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of KPMG LLP

24.1*	Power of Attorney is contained on the signature page of this Registration Statement

99.1*	Amended and Restated Novatel Wireless, Inc. 2000 Employee Stock Purchase Plan

*	Filed herewith